POWER OF ATTORNEY

    The undersigned, being a director or officer of Pruco Life Insurance Company ("Pruco Life"), constitutes and appoints Elizabeth L. Gioia, Richard H. Kirk, Douglas E. Scully, and Lynn K. Stone, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, and to do any and all things and execute any and all instruments that such attorneys-in-fact may deem necessary or advisable under any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with where applicable: Registration statements of the appropriate forms prescribed by the Securities and Exchange Commission, and any other periodic documents and reports required under the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all amendments thereto executed on behalf of Pruco Life filed with the Securities and Exchange Commission for the Registrations listed below:

Pruco Life Insurance Company
Market Value Adjusted Fixed Allocation Investment Options Registration Nos.:
    333-249219    333-249231
Market Value Adjusted Individual Annuity Contracts Registration No.: 333-249229
Index-Linked Allocation Investment Options Registration Nos.:
    333-256967    333-256974

Pruco Life Flexible Premium Variable Annuity Account Registration No. 811-07325
and its Flexible Premium Deferred Annuity Contracts Registration Nos.:

    333-06701    333-37728    333-130989
    333-162673    333-162680    333-170466
    333-184541    333-184887    333-184888
    333-184890    333-192701    333-230983
    333-256965    333-256966

IN WITNESS WHEREOF, I have hereunto set my hand this 27th day of August, 2021.

/s/ Dylan J. Tyson
                            Dylan J. Tyson
                            Director, President and

                            Chief Executive Officer